AMENDED SCHEDULE A

dated January 1, 2019

to the

EXPENSE LIMITATION AGREEMENT

dated February 20, 2012 between

THE ADVISORS’ INNER CIRCLE FUND

and

HAMLIN CAPITAL MANAGEMENT, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Hamlin High Dividend Equity Fund	Institutional Class Shares	0.85%	April 30, 2020
	Investor Class Shares

ACKNOWLEDGED AND ACCEPTED BY:

HAMLIN CAPITAL MANAGEMENT, LLC

By:	/s/ Jeremi Roux
Name:	Jeremi Roux
Title:	General Counsel & CCO

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Dianne Descoteaux
Name:	Dianne Descoteaux
Title:	VP & Secretary